Exhibit 10.1

CONSULTANCY AGREEMENT

This Agreement is concluded on 5 November 2014.

BETWEEN:

1.	Mylecke Management, Art & Invest NV, having its registered offices at Lembergsesteenweg 19, 9820 Merelbeke, represented by Marc Coucke, residing at Lembergsesteenweg 19, 9820 Merelbeke, permanent representative, hereinafter called the “Consultant”;

AND:

2.	Omega Pharma NV, having its registered offices at 9810 Nazareth, Venecoweg 26, represented by BDS Management BVBA, special attorney-in-fact,

hereinafter called the “Company”.

The Consultant and the Company are also, where useful, hereinafter referred to individually as a “Party” and jointly as the “Parties”.

HAVE AGREED AS FOLLOWS:

ARTICLE 1

The Consultant is entering into an agreement with the Company (the “Agreement”) for independent and self-employed cooperation and, in the context of this Agreement, will assist the Company in Belgium, at its explicit request, as Chief Executive Officer.

The description of aforesaid engagement is not restrictive and can, by mutual agreement between Parties, be changed, adapted, extended or limited to meet the needs of the Company.

ARTICLE 2

The Consultant will perform the activities in the context of this Agreement on an entirely independent and self-employed basis. The Consultant guarantees that the activities will only be performed by representatives of the Consultant who have sufficiently in-depth professional knowledge and experience (the “Representatives”). The Representatives of the Consultant approved by the Company are stipulated in Annex t of this Agreement.

The Consultant will make sure that the continuity of the activities in the context of this Agreement is guaranteed. Thereto, the Consultant can, subject to prior written consent of the Company, for the performance of the activities under this Agreement, appoint and replace the Representatives. The Representatives will not be considered as employees or agents of the Company, but will only be associated with the Consultant in the performance of this Agreement.

The Representatives shall in no manner whatsoever be able to consider themselves as employees of the Company and their relationship with the Company can by no means be considered as a contract of employment. The Company recognises that it holds no employer position in relation to the Consultant and can under no circumstances exercise employer’s authority over the Consultant and the Representatives.

The Consultant will organise the activities under this Agreement entirely freely and independently and must provide accounts to the Company concerning the achieved results and the progress of the activities that are performed in the context of this Agreement. The Consultant will take all necessary measures to fulfil its obligations under this Agreement. The Consultant will not be required to account for the way in which these results were achieved. Parties will stipulate the practicalities and regularity of the reporting by the Consultant to the Company by mutual agreement.

The Consultant, nor the Representatives will be entitled to create any obligation, express or implied on behalf of the Company without the Company’s prior consent.

ARTICLE 3

The Consultant and the Representatives will hold harmless and indemnify the Company for all claims, damages, cost and expenses of whatever nature that arise or could arise from gross negligence or fraud (“dol/bedrog”) on the part of the Consultant and the Representatives in the performance of this Agreement.

ARTICLE 4

The Consultant undertakes to ensure that the activities of the Company progress as smoothly as possible and have the activities performed in the best possible manner. The Consultant further undertakes to perform the services provided under this Agreement to the best of its ability and promote them as best possible, and, in doing so, to provide the necessary time and attention that can reasonably be expected of a professional for this purpose.

ARTICLE 5

The Consultant will receive all necessary and useful information concerning the Company for the performance of its undertakings under this Agreement.

ARTICLE 6

The Consultant undertakes to comply with all formalities, registrations and submissions, in order to perform the services provided for by this Agreement in a legitimate and valid manner. The Consultant also undertakes to comply with these conditions during the entire term of the Agreement.

The Consultant will pay all charges, taxes, costs, contributions and/or withholding amounts, which could be due and payable in connection with the performance of this Agreement.

The Consultant will also pay all charges, taxes, costs, withholding amounts and/or contributions which could be payable in connection with the performances of the Representatives.

ARTICLE 7

The Consultant and the Representatives, shall not make use of or disclose or divulge to any third party any information of a confidential nature relating to the business and affairs of the Company, including but not limited to its products, services, assets, employees, customers, suppliers, agents, as well as any of its affiliates.

The obligations under this clause 7 shall be continuing and shall survive the termination of this Agreement.

At the termination of this present Agreement, the Consultant will return to the Company, at its first request, in addition to all confidential information, all materials and documentation which has come into its possession during the performance of the engagement, together with any copies.

All confidential information and all interests of the Consultant and the Representatives in, among other things, trade secrets, trademarks, computer programs, consumer information, consumer lists, lists of employees, products, procedures, copyright and intellectual property rights, patents and developments produced or prepared in pursuance of the Agreement by the Consultant or its Representatives, belong to and are the full ownership of the Company. Without any additional reimbursement or compensation, but at the expenses of the Company, the Consultant, or the

Representatives as the case may be, will, at the first request of the Company, undertake to perform and execute all tasks, documentation and action that the Company can reasonably ask in this connection, in order to indemnify and protect the Company’s rights and title to the aforementioned items.

During the term of this Agreement and for a period of 12 months following its termination, the Consultant and the Representatives shall not:

•	solicit or attempt to induce any customer, supplier of or other company or enterprise doing business with the Company and/or the Omega Pharma group not to trade, or to trade on different terms or conditions with the Company and/or the Omega Pharma group;

•	seek to employ or seek to engage in any capacity, any person who is employed, working or delivering services in any capacity for the Company and/or the Omega Pharma group or seek to induce any such person to leave the Company and/or the Omega Pharma group.

ARTICLE 8

The Company will pay the Consultant per calendar year a fixed yearly reimbursement of EUR 1,200,000 (to be increased with the applicable VAT). This reimbursement will be due and payable in 12 monthly equal instalments within 15 days following the date of each respective invoice.

The Consultant, will, in accordance with the Company’s policy, be reimbursed for the reasonable and provable out-of-pocket expenses incurred abroad on behalf of the Company in performing this Agreement (including international travelling). The repayment of these costs will occur every month, not later than 30 days after the end of the period to which these costs are related, subject to handing-over by the Consultant of a regular invoice, with the necessary underlying justifications attached. All other costs pertaining to, amongst others, a car, fuel, national travelling and phone expenses will be paid by the Consultant.

Moreover the Consultant will, as the case may be, be entitled to an annual bonus. The amount and criteria that will apply for the eventual bonus shall be decided by the board of directors of the Company, on a yearly basis.

ARTICLE 9

This Agreement is concluded for an indefinite term, with effect from 1 July 2014 (the “Effective Date”).

During the term of the Agreement:

(i)	the Consultant shall be entitled to terminate this Agreement by giving a written notice of 6 months; and

(ii)	the Company shall be entitled to terminate this Agreement with immediate effect by paying the Consultant a final and one-time termination and settlement fee equalling 12 months remuneration, whereby the remuneration that must be taken into account for the calculation of the termination and settlement fee consists of the fixed reimbursement.

Notwithstanding the forgoing, either Party shall be entitled to terminate this Agreement by immediate written notice and without payment of any compensation, in case of a serious breach of contract by the other Party under the Agreement.

ARTICLE 10

The Consultant recognises and confirms that all documents, invoices, memorandums, computer programs, software, formulas and characteristics of products, and in general all information and all data concerning the Company and/or its associated entities, the business of the Companies and/or its associated entities and/or the services provided with this Agreement, is and remains the exclusive property of the Company and/or its associated entities.

The Consultant undertakes not to communicate to third parties in any manner whatsoever, all such documents, invoices, memorandums, computer programs, software and in general all information and all data concerning the Company and/or its associated entities, the business of the Company and/or its associated entities and/or the services meant by this Agreement, either during the term of this Agreement, or after the termination of it, or to use these itself, and to immediately return these to the Company and/or its associated entities, without retaining any original, copy or photocopy of them, upon the Company’s first request.

ARTICLE 11

The Consultant and the Representatives should arrange their personal and business affairs so as to avoid direct and indirect conflicts of interest with the Company. In case any kind of conflict of interest should arise, the Consultant must inform the Company as soon as possible.

In this respect, Parties also explicitly agree that the Consultant and the Representatives, shall not, during the term of this Agreement, be involved in any business which could have a negative impact on the performance of this Agreement or the interests of the Company or any of its affiliates.

ARTICLE 12

12.1

Any notice or other formal communication given under this Agreement (which does not include email) must be in writing and may be delivered in person, or sent by registered post to the Party to be served at its address appearing in this Agreement.

Each communication or notification is considered to have been received at the earliest of the following dates:

EITHER the date on which the receipt is signed;

OR two days after date of sending in the case of registered mail or sending by courier.

In case of high urgency, communications and notifications can also be sent by fax. In this case, an original copy of the faxed document must be sent in accordance with this article 12.1 on the next working day.

Parties will notify each change of address in accordance with this article 12.1.

Under this Agreement, communications or notifications cannot be sent validly by email.

12.2

Parties undertake to make nothing known concerning this Agreement, unless in case of (i) a statutory or regulatory obligation, (ii) a judicial inquiry or (iii) a judicial or arbitration procedure. In this case, the other Party must be informed in advance concerning the timing and the contents of the communication.

12.3

The failure of either Party at any time to enforce any of the terms, provisions or conditions of this Agreement or to exercise any right hereunder shall not constitute a waiver of the same or affect that Party’s right thereafter to enforce the same.

12.4

If any commitment in this Agreement would be unenforceable or contrary to a statutory or regulatory provision, this unenforceability or invalidity does not influence the validity and enforceability of other provisions in the Agreement, and nor does it affect that part of the provision concerned that is not contrary to a statutory or regulatory provision.

In such case, each Party shall use its best efforts to immediately negotiate in good faith a valid replacement provision that is as close as possible to the original intention of the Parties and has the same or as similar as possible economic effect.

12.5

Parties confirm explicitly that this current Agreement replaces all former letters, declarations, guarantees or agreements (including those entered into between Couckinvest NV and the Company) concerning the object of this Agreement. This Agreement can be only amended by a written agreement signed by all Parties.

ARTICLE 13

This Agreement will be exclusively governed by and must be interpreted in accordance with the law of Belgium.

The courts of Ghent, Belgium have exclusive competence concerning any dispute concerning this Agreement.

This Agreement has been drawn up in duplicate, of which each Party acknowledges receipt of an original.

For the Company	For the Consultant
/s/ Barbara De Saedeleer	/s/ Marc Coucke

Annex 1

Marc Coucke